Ultitek

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December 8, 2005

Translation Certification

I, Roman Price, declare under penalty of perjury herein certify that I understand the Russian language and the English language; and that, to the best of my knowledge and belief, the statements in the English language in the attached translation of patent certificates have the same meanings as the statements in the Russian language in the original document, a copy of which I have examined.

Roman Price